Exhibit 23.2

KPMG LLP
Suite 1100 Independent Square One Independent Drive Jacksonville, FL 32202

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lender Processing Services, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the headings “Experts” in the prospectus and prospectus supplement included therein.

September 27, 2012

Jacksonville, Florida

Certified Public Accountants

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.